Exhibit 99(d)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT, dated November 15, 2013, between FPA PARAMOUNT FUND, INC., a Maryland corporation (hereinafter called “Paramount”), and FIRST PACIFIC ADVISORS, LLC, a Delaware limited liability company (hereinafter called the “Adviser”).

W I T N E S S E T H:

WHEREAS, Paramount and the Adviser wish to enter into an Agreement setting forth the terms on which the Adviser will perform certain investment advisory and management services for Paramount.

NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, Paramount and the Adviser agree as follows:

1.   EMPLOYMENT OF ADVISER

Paramount hereby employs the Adviser to manage the investment and reinvestment of the assets of Paramount and to administer its affairs, to the extent described herein, subject to the supervision of the Board of Directors of Paramount, for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser agrees to use its best efforts and judgment in the performance of its obligations hereunder. The Adviser shall, for all purposes herein, be deemed an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent Paramount in any way, or otherwise be deemed an agent of Paramount.

2.   ADVISORY SERVICES

Subject to any general directions furnished by the Board of Directors of Paramount, the Adviser agrees to formulate and implement a continuing program for the management of the assets of Paramount and to determine from time to time what securities or other property shall be purchased or sold by Paramount, and the portion of its assets to be held in cash or cash equivalents, giving due consideration to, among other things, the policies of Paramount as expressed in Paramount’s Certificate of Incorporation, By-Laws, Registration Statement under the Investment Company Act of 1940, and amended (the “1940 Act”), Registration Statement under the Securities Act of 1933, as amended (the “1933 Act”), as reports under the Securities Exchange Act of 1934 (the “1934 Act”), as well as to the factors affecting Paramount’s status as a regulated investment company under the Internal Revenue Code of 1954, as amended. The Adviser shall obtain and evaluate such statistical, financial, and other information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the performance of its obligations hereunder.

3.   OTHER SERVICES AND EXPENSES OF ADVISER

The Adviser shall furnish to Paramount the following services and facilities:

(a)         Office space, furniture, equipment and supplies, which may be the same as occupied or used by the Adviser;

(b)         Qualified personnel for administering the affairs, managing the investments, and preparing and maintaining the books of account, records, reports and tax returns of Paramount, except as specified in Section 4 hereof;

(c)          Adequate facilities and qualified personnel for the placement with broker-dealers of orders for the purchase and sale of portfolio securities for Paramount;

(d)         Members of the Adviser’s organization to serve without compensation from Paramount (except as specified otherwise in Section 5 hereof) as officers or agents of Paramount, if desired by Paramount;

(e)          Daily determination of net assets;

(f)           General purpose accounting forms, supplies, stationery and postage and telephones and utilities relating to the obligations of the Adviser  hereunder.

4.   EXPENSES OF PARAMOUNT

Except to the extent expressly assumed by the Adviser herein, Paramount will pay all costs and expenses in connection with its operations. Without limiting the generality of the foregoing, Paramount shall pay the following costs and expenses:

(a)         Fees and charges of independent accountants, custodian and depository and legal counsel for Paramount;

(b)         Fees and charges of Paramount’s transfer agent, including the costs of maintaining Paramount’s shareholder account books and records, dividend disbursing agent and registrar, if any;

(c)          Costs of designing, printing, engraving and issuing certificates representing shares of Paramount;

(d)         Expenses, including fees and disbursements of counsel, in connection with litigation by or against Paramount;

(e)          Taxes, including franchise, income, issue, transfer, business license and other corporate fees payable by Paramount to Federal, State or other governmental agencies;

(f)           Premiums for the fidelity bond maintained by Paramount pursuant to Section 17 of the 1940 Act and for any errors and omissions insurance policy maintained by Paramount;

(g)          Dues for Paramount’s membership in trade organizations;

(h)         Interest on indebtedness, if any, incurred by Paramount;

(i)             Costs of designing, printing and mailing periodic and other reports to shareholders, proxy statements, dividend notice and other communications to Paramount’s shareholders;

(j)            Expenses of meeting of shareholders and directors;

(k)         Brokers’ commissions, issued and transfer taxes and other costs chargeable to Paramount in connection with security transactions to which Paramount is a party or with securities owned by Paramount;

(l)             Fees and expenses in connection with maintaining registration of Paramount under the Federal securities laws and under the laws of states which regulates the sale of Paramount’s shares and complying with the requirements of the Securities and Exchange Commission under the 1940 Act, the 1933 Act, the 1934 Act and applicable state securities laws.

The advisory fee payable hereunder has been negotiated on the understanding, and the parties hereto agree, that the Adviser has received, and shall continue to receive, supplementary research and other information from broker-dealers which execute portfolio transactions for Paramount.

5.   COMPENSATION OF ADVISER

For the services to be rendered pursuant to this Agreement, Paramount shall pay to the Adviser a monthly fee computed at the annual rate of 1.00% of Paramount’s average net asset value. Such average net asset value shall be determined by taking the average of all of the determinations of net asset value, made in the manner provided in

Paramount’s Certificate of Incorporation, for each business day during a given calendar month. Such fee shall be payable for each calendar month as soon as practicable after the end of the month.

In addition to the above-stated fee, Paramount shall reimburse the Adviser monthly for the costs incurred by the Adviser in providing financial services to Paramount including, among other normal financial services for Paramount, maintaining the accounts, books and other documents which constitute the record forming the basis for Paramount’s financial statements, preparation of such financial statements and other Paramount documents and reports of a financial nature required by Federal and state laws, calculating daily net asset value of Paramount, and participating in the production of Paramount’s registration statements, prospectuses, proxy solicitation materials and reports to stockholders (including compensation of the Treasurer or other principal financial officer of Paramount, compensation of personnel working under such person’s direction and expenses of office space, facilities and equipment used by such personnel in the performance of their financial services duties to Paramount); provided, however, that such reimbursement shall not exceed for any fiscal year of Paramount 0.10% of the average net asset value of Paramount. Such maximum reimbursement shall be calculated in the same manner as the fee referred to in the preceding paragraph.

The fees and reimbursements to be paid to the Adviser shall be payable for the period commencing on the date hereof and ending on the date of termination hereof. If this Agreement is terminated, the fees and reimbursements shall be prorated for any fraction of a month at termination.

The fees and reimbursements payable hereunder shall be reduced by an amount which is equivalent to any solicitation fees received by the Adviser, or any affiliated person of the Adviser, in connection with a tender of portfolio securities of Paramount in acceptance of an exchange or tender offer. The Adviser shall use its best efforts to recapture any available solicitation fees.

For purposes of this Section 5, the term “fiscal year” shall exclude the portion of the current fiscal year which shall have elapsed prior to the date hereof and shall include the portion of the then current fiscal year which shall have elapsed at the date of termination of this Agreement.

6.   BROKERAGE AND RESEARCH SERVICES

The advisory fee payable hereunder has been negotiated on the understanding, and the parties hereto agree, that the Adviser has received, and shall continue to receive, supplementary research and other information from brokers and dealers which execute portfolio transactions for Paramount. The Adviser may employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Adviser or Paramount with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities or such other information, advice or assistance as the Adviser may deem necessary, appropriate or convenient for the discharge of its obligations hereunder or otherwise helpful to Paramount, or in the discharge of Adviser’s overall responsibilities with respect to any other accounts which it might serve as investment adviser. The Adviser and any person performing executive, administrative or trading functions for Paramount, whose services were made available to Paramount by the Adviser, are specifically authorized to allocate brokerage and principal business to firms that provide such services or facilities and to cause Paramount to pay a member of a securities exchange, or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Adviser or such person determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services (as such services are defined in Section 28(e) of the 1934 Act) provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the accounts as to which the Adviser exercises investment discretion (as that term is defined in Section 3(a)(35) of the 1934 Act).

7.   OTHER ACTIVITIES

The Adviser may perform investment advisory, management or distribution services for other investment companies and other persons or companies, and affiliates of the Adviser may engage in other related or unrelated businesses. Except as otherwise required by the 1940 Act, any of the shareholders, directors, officers and employees of Paramount may be a shareholder, director, officer or employee of, or be otherwise interested in, the Adviser, and in any person controlled by or under common control with the Adviser, and the Adviser, and any person controlled by or under common control with the Adviser, may have an interest in Paramount.

8.   LIABILITY OF ADVISER

Neither the Adviser nor any of its officers, directors or employees, nor any person performing executive, administrative or trading functions for Paramount whose services were made available to Paramount by the Adviser, shall be liable for any error of judgment or mistake of law or for any loss suffered by Paramount in connection with the matters to which this Agreement relates, except for loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, on behalf of Paramount or from reckless disregard by the Adviser or any such person of the duties of the Adviser under this Agreement. Without limiting the generality of the foregoing, neither the Adviser nor any such person shall be deemed to have acted unlawfully or to have breached any duty to Paramount under State or Federal law in effect at the date of the enactment of Section 28(e) of the 1934 Act solely by reason of having caused Paramount to pay a member of any securities exchange or any other securities broker or dealer, an amount of commission for effecting a securities transaction in excess of the commission another member of a securities exchange or another securities broker or dealer would have charged for effecting that transaction if the Adviser or such person determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser with respect to the account as to which the Adviser exercises investment discretion.

9.   TERM OF AGREEMENT

This Agreement shall have an initial term of two years from the date hereof. It may be continued in effect thereafter by mutual consent, provided that such continuance shall be specifically approved at least annually by (i) the Board of Directors of Paramount, or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of Paramount, and (ii) by a majority of directors who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

10.  TERMINATION OF AGREEMENT

This Agreement may be terminated at any time, without payment of any penalty, by the Board of Directors of Paramount or by the vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of Paramount, on sixty (60) days’ written notice to the Adviser, or by the Adviser on like notice to Paramount. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

FPA PARAMOUNT FUND, INC.

By:

FIRST PACIFIC ADVISORS, LLC

By: